     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998.

                                                      REGISTRATION NO. 333-50249
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

 AMERUS LIFE HOLDINGS, INC.                  IOWA                          42-1459712
      AMERUS CAPITAL II                    DELAWARE                        42-6571888
     AMERUS CAPITAL III                    DELAWARE                        42-6571890
     (Exact name of the          (State or other jurisdiction           (I.R.S. Employer
         Registrants                  of incorporation or              Identification No.)
    as specified in their                organization)
    respective charters)

                               699 WALNUT STREET
                          DES MOINES, IOWA 50309-3948
                                 (515) 362-3600
         (Address, including zip code, and telephone number, including area code, of each Registrant's principal executive offices)
                            ------------------------

                             JAMES A. SMALLENBERGER
                      SENIOR VICE PRESIDENT AND SECRETARY
                               699 WALNUT STREET
                          DES MOINES, IOWA 50309-3948
                                 (515) 362-3600
               (Name, address, including zip code, and telephone
     number, including area code, of agent for service for each Registrant)
                            ------------------------

                                    COPY TO:

                            RICHARD G. CLEMENS, ESQ.
                                SIDLEY & AUSTIN
                            ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60603
                                 (312) 853-7000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THIS POST-EFFECTIVE AMENDMENT NO. 2 (THE "AMENDMENT") TO THE REGISTRANT'S REGISTRATION STATEMENT NO. 333-50249 IS BEING FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR THE SOLE PURPOSE OF FILING EXHIBITS AND, ACCORDINGLY, SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
  1.1*     Form of Underwriting Agreement -- Debt Securities.
  1.2**    Form of Underwriting Agreement -- Equity Securities.
  1.3***   Form of Concurrent Offering Purchase Agreement between the
           Company and AmerUs Group Co.
  3.1      Amended and Restated Articles of Incorporation of the
           Company are incorporated herein by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (No.
           333-12239).
  3.2      By-laws of the Company are incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on
           Form S-1 (No. 333-12239).
  4.1      Form of Certificate for shares of Class A Common Stock of
           the Company is incorporated herein by reference to Exhibit
           4.1 to the Registration Statement on Form S-1 of the Company
           (No. 333-12239).
  4.2*     Form of Senior Indenture by and between the Company and
           First Union National Bank, as Indenture Trustee, pursuant to which the Senior Debt Securities are to be issued.
  4.3*     Form of Subordinated Indenture by and between the Company
           and First Union National Bank, as Indenture Trustee,
           pursuant to which the Junior Subordinated Debt is to be
           issued.
  4.4*     Certificate of Trust of AmerUs Capital II.
  4.5*     Trust Agreement of AmerUs Capital II.
  4.6*     Form of Amended and Restated Declaration of Trust of AmerUs
           Capital II.
  4.7*     Certificate of Trust of AmerUs Capital III.
  4.8*     Trust Agreement of AmerUs Capital III.
  4.9*     Form of Amended and Restated Declaration of Trust of AmerUs
           Capital III.
  4.10*    Form of Common Trust Securities Guarantee Agreement by the
           Company.
  4.11*    Form of QUIPS Guarantee Agreement by the Company.
  4.12*    Form of Master Unit Agreement between the Company and First
           Union National Bank.
  4.13*    Form of Call Option Agreement between Goldman, Sachs & Co.
           and First Union National Bank.
  4.14*    Form of Pledge Agreement among the Company, Goldman, Sachs &
           Co. and First Union National Bank.
 4.15***   Form of Debt Security. The form or forms of such Debt
           Securities with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.
 4.16***   Form of Preferred Stock. Any amendment to the Company's
           Amended and Restated Articles of Incorporation authorizing the creation of any series of Preferred Stock or Depositary
           Shares representing such shares of Preferred Stock and
           setting forth the rights, preferences and designations
           thereof will be filed as an exhibit subsequently included or incorporated by reference herein.
 4.17***   Form of Warrant Agreement.
 4.18***   Form of Preferred Security.

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
  4.19     Amended and Restated Intercompany Agreement dated as of
           December 1, 1996 among American Mutual Holding Company,
           AmerUs Group Co. and the Company is incorporated herein by reference to Exhibit 10.81 to the Company's Registration
           Statement on Form S-1 (No. 333-12239).
  5.1*     Opinion of Joseph K. Haggerty, Esq.
  5.2*     Opinion of Morris, James, Hitchens & Williams regarding
           AmerUs Capital II.
  5.3*     Opinion of Morris, James, Hitchens & Williams regarding
           AmerUs Capital III.
 12.1      Computation of Ratio of Earnings to Combined Fixed Charges
           and Preferred Stock Dividends is incorporated herein by
           reference to Exhibit 12.1 to the Company's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1997.
 23.1*     Consent of Joseph K. Haggerty, Esq. (included in Exhibit 5.1 hereto).
 23.2*     Consent of Morris, James, Hitchens & Williams (included in
           Exhibit 5.2 and 5.3 hereto).
 23.3*     Consent of KPMG Peat Marwick LLP with respect to the
           financial statements of AmerUs Life Holdings, Inc.
 23.4*     Consent of Coopers & Lybrand, L.L.P. with respect of the
           financial statements of Delta Life Corporation.
 23.5*     Consent of Deloitte & Touche LLP with respect of the
           financial statements of AmVestors Financial Corporation.
 24.1**    Powers of Attorney (included in the signature page hereto).
 25.1*     Statement of Eligibility on Form T-1 under the Trust
           Indenture Act of 1939, as amended, of First Union National
           Bank, as Indenture Trustee under the Senior Indenture.
 25.2*     Statement of Eligibility on Form T-1 under the Trust
           Indenture Act of 1939, as amended, of First Union National
           Bank, as Indenture Trustee under the Subordinated Indenture.
 25.3**    Statement of Eligibility on Form T-1 under the Trust
           Indenture Act of 1939, as amended, of First Union National
           Bank, as Trustee of the Guarantees for the benefit of the
           holders of Capital Securities of AmerUs Capital II and
           AmerUs Capital III.
 25.4*     Statement of Eligibility on Form T-1 under the Trust
           Indenture Act of 1939, as amended, of First Union National
           Bank, as Trustee under the Amended and Restated Trust
           Agreement.
 25.5*     Statement of Eligibility on Form T-1 under the Trust
           Indenture Act of 1939, as amended, of First Union National
           Bank, as Trustee under the Amended and Restated Trust
           Agreement.

-------------------------
  * Previously filed.

 ** Filed herewith.

*** To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, AmerUs Life Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on July 24, 1998.

                                          AMERUS LIFE HOLDINGS, INC.

                                          BY:      /s/ ROGER K. BROOKS
                                             -----------------------------------
                                             Roger K. Brooks,
                                             Chairman of the Board, President
                                             and Chief Executive Officer

     We, the undersigned officers and directors of AmerUs Life Holdings, Inc., hereby severally and individually constitute and appoint Michael E. Sproule, Michael G. Fraizer and James A. Smallenberger, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Form S-3 and all instruments necessary or advisable in connection therewith including, without limitation, a registration statement under Rule 462, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done on the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by or said attorneys and agents or each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----

                       *                          Director, Chairman of the Board,        July 24, 1998
------------------------------------------------    President and Chief Executive
                 Roger K. Brooks                    Officer
                                                    (Principal Executive Officer of
                                                    AmerUs Life Holdings, Inc.)

                       *                          Executive Vice President and Chief      July 24, 1998
------------------------------------------------    Financial Officer
               Michael E. Sproule                   (Principal Financial Officer of
                                                    AmerUs Life Holdings, Inc.)

                       *                          Senior Vice President Accounting        July 24, 1998
------------------------------------------------    Officer and Controller/Treasurer
               Michael G. Fraizer                   (Principal Accounting Officer of
                                                    AmerUs Life Holdings, Inc.)

                       *                          Director                                July 24, 1998
------------------------------------------------
               John R. Albers

                       *                          Director                                July 24, 1998
------------------------------------------------
              Malcolm Candlish

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----
                    *                            Director                                July 24, 1998
----------------------------------------------
Maureen M. Culhane

                    *                            Director                                July 24, 1998
----------------------------------------------
Thomas F. Gaffney

                    *                             Director                                July 24, 1998
----------------------------------------------
Ilene B. Jacobs

                    *                             Director                                July 24, 1998
----------------------------------------------
Sam C. Kalainov

                    *                             Director                                July 24, 1998
----------------------------------------------
Ralph W. Laster, Jr.

                    *                             Director                                July 24, 1998
----------------------------------------------
John W. Norris, Jr.

                    *                             Director                                July 24, 1998
----------------------------------------------
Jack C. Pester

                    *                             Director                                July 24, 1998
----------------------------------------------
John A. Wing

-------------------------
* James A. Smallenberger, attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, AmerUs Capital II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on July 24, 1998.

                                          AMERUS CAPITAL II

                                          By: AMERUS LIFE HOLDINGS, INC.,
                                            as Depositor

                                          By:  /s/ JAMES A. SMALLENBERGER

                                            ------------------------------------
                                            James A. Smallenberger
                                            Senior Vice President and
                                            Secretary

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, AmerUs Capital III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on July 24, 1998.

                                          AMERUS CAPITAL III

                                          By: AMERUS LIFE HOLDINGS, INC.,
                                            as Depositor

                                          By:  /s/ JAMES A. SMALLENBERGER

                                            ------------------------------------
                                            James A. Smallenberger
                                            Senior Vice President and
                                            Secretary

                                 EXHIBIT INDEX
                           TO REGISTRATION STATEMENT
                                  ON FORM S-3

                           AMERUS LIFE HOLDINGS, INC.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
   1.1*     Form of Underwriting Agreement -- Debt Securities.
   1.2**    Form of Underwriting Agreement -- Equity Securities.
   1.3***   Form of Concurrent Offering Purchase Agreement between the
            Company and AmerUs Group Co.
   3.1      Amended and Restated Articles of Incorporation of the
            Company are incorporated herein by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (No.
            333-12239).
   3.2      By-laws of the Company are incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on
            Form S-1 (No. 333-12239).
   4.1      Form of Certificate for shares of Class A Common Stock of
            the Company is incorporated herein by reference to Exhibit
            4.1 to the Registration Statement on Form S-1 of the Company
            (No. 333-12239).
   4.2*     Form of Senior Indenture by and between the Company and
            First Union National Bank, as Indenture Trustee, pursuant to which the Senior Debt Securities are to be issued.
   4.3*     Form of Subordinated Indenture by and between the Company
            and First Union National Bank, as Indenture Trustee,
            pursuant to which the Junior Subordinated Debt is to be
            issued.
   4.4*     Certificate of Trust of AmerUs Capital II.
   4.5*     Trust Agreement of AmerUs Capital II.
   4.6*     Form of Amended and Restated Declaration of Trust of AmerUs
            Capital II.
   4.7*     Certificate of Trust of AmerUs Capital III.
   4.8*     Trust Agreement of AmerUs Capital III.
   4.9*     Form of Amended and Restated Declaration of Trust of AmerUs
            Capital III.
   4.10*    Form of Common Trust Securities Guarantee Agreement by the
            Company.
   4.11*    Form of QUIPS Guarantee Agreement by the Company.
   4.12*    Form of Master Unit Agreement between the Company and First
            Union National Bank.
   4.13*    Form of Call Option Agreement between Goldman, Sachs & Co.
            and First Union National Bank.
   4.14*    Form of Pledge Agreement among the Company, Goldman, Sachs &
            Co. and First Union National Bank.
  4.15***   Form of Debt Security. The form or forms of such Debt
            Securities with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.
  4.16***   Form of Preferred Stock. Any amendment to the Company's
            Amended and Restated Articles of Incorporation authorizing the creation of any series of Preferred Stock or Depositary
            Shares representing such shares of Preferred Stock and
            setting forth the rights, preferences and designations
            thereof will be filed as an exhibit subsequently included or incorporated by reference herein.
  4.17***   Form of Warrant Agreement.

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
  4.18***   Form of Preferred Security.
   4.19     Amended and Restated Intercompany Agreement dated as of
            December 1, 1996 among American Mutual Holding Company,
            AmerUs Group Co. and the Company is incorporated herein by reference to Exhibit 10.81 to the Company's Registration
            Statement on Form S-1 (No. 333-12239).
   5.1*     Opinion of Joseph K. Haggerty, Esq.
   5.2*     Opinion of Morris, James, Hitchens & Williams regarding
            AmerUs Capital II.
   5.3*     Opinion of Morris, James, Hitchens & Williams regarding
            AmerUs Capital III.
  12.1      Computation of Ratio of Earnings to Combined Fixed Charges
            and Preferred Stock Dividends is incorporated herein by
            reference to Exhibit 12.1 to the Company's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1997.
  23.1*     Consent of Joseph K. Haggerty, Esq. (included in Exhibit 5.1 hereto).
  23.2*     Consent of Morris, James, Hitchens & Williams (included in
            Exhibit 5.2 and 5.3 hereto).
  23.3*     Consent of KPMG Peat Marwick LLP with respect to the
            financial statements of AmerUs Life Holdings, Inc.
  23.4*     Consent of Coopers & Lybrand, L.L.P. with respect of the
            financial statements of Delta Life Corporation.
  23.5*     Consent of Deloitte & Touche LLP with respect of the
            financial statements of AmVestors Financial Corporation.
  24.1**    Powers of Attorney (included in the signature page hereto).
  25.1*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of First Union National
            Bank, as Indenture Trustee under the Senior Indenture.
  25.2*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of First Union National
            Bank, as Indenture Trustee under the Subordinated Indenture.
  25.3**    Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of First Union National
            Bank, as Trustee of the Guarantees for the benefit of the
            holders of Capital Securities of AmerUs Capital II and
            AmerUs Capital III.
  25.4*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of First Union National
            Bank, as Trustee under the Amended and Restated Trust
            Agreement.
  25.5*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of First Union National
            Bank, as Trustee under the Amended and Restated Trust
            Agreement.

-------------------------
  * Previously filed.

 ** Filed herewith.

*** To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.